Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES SECOND QUARTER 2007 RESULTS AND RAISES THIRD QUARTER 2007 DIVIDEND
Board Authorizes Share Buyback of $30 Million

Boston, Massachusetts, August 3, 2007.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2007 results.  Net income for the quarter ended June 30, 2007 was $22.9 million, or $1.42 per diluted share, compared to $29.1 million, or $1.81 per diluted share, for the comparable 2006 period.  Net income for the six months ended June 30, 2007 was $47.6 million, or $2.95 per diluted share, compared to $59.9 million, or $3.75 per diluted share, for the comparable 2006 period.  Safety’s book value per share increased to $32.66 at June 30, 2007 compared to $30.84 at December 31, 2006.  Safety paid $0.25 per share in dividends to investors during the quarter ended June 30, 2007 compared to $0.18 per share during the comparable 2006 period.  Safety paid $0.86 per share in dividends to investors during the year ended December 31, 2006.

The Board of Directors today approved and declared an increase in the quarterly cash dividend from $0.25 to $0.40 per share on the issued and outstanding common stock, payable on September 14, 2007 to shareholders of record at the close of business on September 3, 2007.

The Board of Directors today also approved a share repurchase program of up to $30 million of Safety’s outstanding common shares.  Under the program, Safety may repurchase shares of its common stock for cash in public or private transactions, in the open market or otherwise, at management’s discretion.  The timing of such repurchases and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable regulatory and corporate requirements.  The program does not require Safety to repurchase any specific number of shares and may be modified, suspended or terminated at any time without prior notice.

Direct written premiums for the quarter ended June 30, 2007 decreased by $4.0 million, or 2.4%, to $158.5 million from $162.5 million for the comparable 2006 period.  Direct written premiums for the six months ended June 30, 2007 decreased by $0.5 million, or 0.1%, to $340.0 million from $340.5 million for the comparable 2006 period. The 2007 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases in average written premium of 3.3% and 2.4%, respectively.  Partially offsetting these decreases was an increase in average written premium in our homeowners line of 5.9%.

Net written premiums for the quarter ended June 30, 2007 decreased by $5.7 million, or 3.5%, to $156.6 million from $162.3 million for the comparable 2006 period.  Net written premiums for the six months ended June 30, 2007 decreased by $5.1 million, or 1.5%, to $330.5 million from $335.6 million for the comparable 2006 period. These decreases were due to the factors that decreased direct written premiums combined with decreases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums ceded to CAR.  Net earned premiums for the quarter ended June 30, 2007 decreased by $2.4 million, or 1.5%, to $153.9 million from $156.3 million for the comparable 2006 period.  Net earned premiums for the six months ended June 30, 2007 decreased by $6.5 million, or 2.1%, to $307.5 million from $314.0 million for the comparable 2006 period.  These decreases were primarily as a result of decreases in premiums assumed from CAR.  The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended June 30, 2007 was $10.8 million compared to $9.8 million for the comparable 2006 period.  Net investment income for the six months ended June 30, 2007 was $21.8 million compared to $19.2 million for the comparable 2006 period. Average cash and investment securities (at cost) increased by $85.4 million, or 9.5%, to $980.4 million for the quarter ended June 30, 2007 from $895.0 million for the comparable 2006 period.  Net effective annualized yield on the investment portfolio increased to 4.5% during the six months ended June 30, 2007 from 4.3% during the comparable 2006 period.  Our duration decreased to 4.4 years at June 30, 2007 from 4.6 years at December 31, 2006.  Net realized losses on investments was $0.1 million for the six months ended June 30, 2007 compared to $0.3 million for the comparable 2006 period.

As of June 30, 2007, our portfolio of fixed maturity investments was comprised entirely of investment grade securities.  We hold no subprime mortgage debt securities.  All of our mortgage-backed securities are either U.S.

Government or Agency guaranteed or are rated Aaa/AAA.  We expect the recent subprime mortgage market deterioration to have little or no effect on our portfolio.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended June 30, 2007 were 60.3%, 27.9% and 88.2% compared to 54.1%, 26.7% and 80.8% for the comparable 2006 period.  Loss, expense and combined ratios calculated under GAAP for the six months ended June 30, 2007 were 60.3%, 27.2% and 87.5% compared to 54.2%, 26.2% and 80.4% for the comparable 2006 period. The loss ratio increased as a result of an increase in personal and commercial automobile claim frequency combined with decreases in favorable loss development.  Total prior year favorable development included in the pre-tax results for the quarter and six months ended  June 30, 2007 was $5.4 million and $14.7 million, respectively, compared to prior year favorable development of $12.1 million and $25.4 million, respectively, for the comparable 2006 periods.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2006 Form 10-K with the SEC on March 1, 2007 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $892,012 and $936,534)	$879,105	$936,280
Equity securities, at fair value (cost: $6,481 and $4,038)	6,848	4,325
Total investment securities	885,953	940,605
Cash and cash equivalents	92,451	26,283
Accounts receivable, net of allowance for doubtful accounts	175,475	158,190
Receivable for securities sold	5,582	—
Accrued investment income	9,765	9,776
Taxes recoverable	-	1,781
Receivable from reinsurers related to paid loss and loss adjustment expenses	13,976	13,282
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	79,457	78,464
Ceded unearned premiums	33,135	33,042
Deferred policy acquisition costs	52,367	47,404
Deferred income taxes	21,132	16,868
Equity and deposits in pools	39,966	26,166
Other assets	9,230	3,887
Total assets	$1,418,489	$1,355,748

Liabilities
Loss and loss adjustment expense reserves	$458,234	$449,444
Unearned premium reserves	356,509	333,404
Accounts payable and accrued liabilities	30,169	48,666
Taxes payable	835	—
Outstanding claims drafts	17,299	16,279
Payable to reinsurers	23,570	11,568
Payable for securities purchased	1,720	—
Capital lease obligations	—	39
Total liabilities	888,336	859,400

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,233,463 and 16,096,004 shares issued and outstanding, respectively	162	161
Additional paid-in capital	132,297	129,785
Accumulated other comprehensive (loss) income, net of taxes	(8,151)	21
Retained earnings	405,845	366,381
Total shareholders’ equity	530,153	496,348
Total liabilities and shareholders’ equity	$1,418,489	$1,355,748

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share and share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net earned premiums	$153,925	$156,261	$307,515	$314,039
Net investment income	10,780	9,834	21,819	19,212
Net realized losses on investments	(162)	(187)	(91)	(261)
Finance and other service income	3,995	3,720	7,988	7,579
Total revenue	168,538	169,628	337,231	340,569

Losses and loss adjustment expenses	92,769	84,604	185,327	170,355
Underwriting, operating and related expenses	43,021	41,757	83,719	82,152
Interest expenses	19	20	41	44
Total expenses	135,809	126,381	269,087	252,551

Income before income taxes	32,729	43,247	68,144	88,018
Income tax expense	9,813	14,109	20,580	28,078
Net income	$22,916	$29,138	$47,564	$59,940

Earnings per weighted average common share:
Basic	$1.43	$1.84	$2.97	$3.80
Diluted	$1.42	$1.81	$2.95	$3.75

Cash dividends paid per common share	$0.25	$0.18	$0.50	$0.36

Weighted average number of common shares outstanding:
Basic	16,052,236	15,826,992	16,022,487	15,769,133
Diluted	16,127,154	16,056,362	16,096,412	15,992,337

Safety Insurance Group, Inc. and Subsidiaries
Additional Premium Information
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Written Premiums
Direct	$158,536	$162,492	$340,042	$340,528
Assumed	16,964	19,165	30,491	36,448
Ceded	(18,887)	(19,334)	(40,006)	(41,334)
Net written premiums	$156,613	$162,323	$330,527	$335,642

Earned Premiums
Direct	$158,264	$160,228	$315,862	$319,215
Assumed	15,173	20,085	31,567	36,479
Ceded	(19,512)	(24,052)	(39,914)	(41,655)
Net earned premiums	$153,925	$156,261	$307,515	$314,039